                                                           Exhibit 99 (a)(1)(ii)

                           RECAPITALIZATION AGREEMENT


         This Recapitalization Agreement ("Agreement") is entered into as of the date and year hereinafter written between Black Warrior Wireline Corp., a Delaware corporation, (the "Company") and the person signing this Agreement on the Signature Page hereof (the "Holder"), such Holder having the address set forth on the Signature Page to this agreement.

                                   BACKGROUND

         A. The Company has a class of securities registered under the Securities Exchange Act of 1934, as amended, and is a reporting issuer under the provisions of that Act. Its shares of common stock, $0.0005 par value (the "Common Stock"), are quoted on the OTC Bulletin Board (trading symbol: BWWL). Over the past several years, stock market activity for the Company's shares has generally been limited with little trading activity and little price appreciation.

         B. The Company has substantial numbers of derivative securities outstanding. The Company's management believes that a restructuring of its existing equity capitalization intended to simplify and clarify the structure may lead, in the light of current conditions in the oil and natural gas well service sector of the oil and natural gas industry, to a more enhanced value of Black Warrior's shares of Common Stock to its stockholders and other investors.


                        OUTSTANDING DERIVATIVE SECURITIES

         C. The Company has outstanding as of September 30, 2005, an aggregate of $42,477,902 of principal and accrued interest on its promissory notes (the "Convertible Notes") which, as extended, are due and payable on February 14, 2008.

         D. The principal and accrued interest on the Convertible Notes is convertible into shares of the Company's Common Stock at a conversion price of $0.75 for each share of Common Stock, subject to anti-dilution adjustment, or an aggregate of 56,637,203 shares of Common Stock as of September 30, 2005, based on the interest accrued on the Convertible Notes through that date.

         E. The Company also has outstanding as of September 30, 2005 common stock purchase warrants (the "Warrants") to purchase an aggregate of 70,761,185 shares of Common Stock at an excise price of $0.75 per share, subject to anti-dilution adjustment.

                            THE RECAPITALIZATION PLAN

         F. In order to simplify and clarify its equity capital structure, the Company is seeking to eliminate and reduce the amount of derivative securities it has outstanding by taking the following steps.

         G. On October 6, 2005 the Company entered into agreements with Charles
E. Underbrink, Northgate, L.L.C., Hub, Inc., Charles E. Underbrink IRA, and the Charles E. Underbrink Irrevocable Trust dated 10/10/92 for the benefit of Piper Aurora Underbrink, which persons and entities are herein collectively referred to as the "Underbrink Family Entities," and with St. James Capital Partners, L.P. and SJMB, L.P. (herein SJMB, L.P. and St. James Capital Partners, L.P. are collectively referred to as the St. James Partnerships") whereby:

         (i) the Underbrink Family Entities and the St. James Partnerships, as the holders of Warrants representing the right to purchase an aggregate of 52,693,685 shares of Common Stock, agreed to either
              (x) sell their Warrants to the Company, or (y) exchange their Warrants for shares of Common Stock at the ratio of one Exchange Share for each three Warrants, which exchange was completed with the Underbrink Family Entities on October 6, 2005 (as used herein, the term "Exchange Shares" includes the shares of Common Stock issued in exchange for Warrants ),
         (ii) the Underbrink Family Entities and the St. James Partnerships, as the holders of $37,388,777 principal amount and accrued interest (as of September 30, 2005) of Convertible Notes, agreed to convert the principal of and all accrued interest on their Convertible Notes into shares of Common Stock (as used herein, the term "Conversion Shares" includes the shares of Common Stock issued on conversion of Convertible Notes),
         (iii) the Underbrink Family Entities and the St. James Partnerships agreed to sell to the Company, at the closing of an underwritten public offering of the Company's shares, the Conversion Shares, the Exchange Shares, the Warrants and an additional 5,017,481 shares of Common Stock at a per share price, or in the case of the Warrants sold to the Company, for each three Warrants sold, equal to the net price per share received by the Company for its shares in the underwritten public offering, and
         (iv) with respect to the Warrants to be sold to the Company, the Warrants are to be sold by the St. James Partnerships at the time of the closing of the underwritten offering and if such offering does not occur on or before June 30, 2006, those Warrants will then be exchanged for Exchange Shares at the ratio of one Exchange Shares for each three (3) Warrants.

         H. The Holder is the holder of Warrants (the "Holder Warrants") and the Company desires that the Holder exchange the Holder Warrants for shares of Common Stock at the exchange ratio of one (1) Exchange Share for each three (3) Holder Warrants.

         I. The Holder desires to exchange the Holder Warrants for Exchange Shares on the terms set forth herein

         J. The Company desires to effect this issuance of its shares of Common Stock as exempt transactions under Section 3 (a) (9) of the Securities Act.

         K. Promptly after expiration of the Exchange Period (as hereinafter defined), the Company is undertaking to make an underwritten public offering of shares of its Common Stock. In accordance with the terms of a Registration Rights Agreement dated December 17, 1999 (the "Registration Rights Agreement") between the Company and the Holder, and other holders of Convertible Notes and Warrants, the Company must afford to the Holder the opportunity to include in that registration statement for sale to the underwriters in the underwritten public offering the Holder's Conversion Shares and, by amendment of that agreement, the Exchange Shares to be received by the Holder in exchange for its Warrants.

         L. This proposal made by the Company to the Holder is available for acceptance by Holder by following the procedures set forth in subparagraphs 1.1.2, hereof and as described on Appendix A hereto, through 6:00 PM, Central Time, on November 7, 2005. Herein, such period of time through November 7, 2005, is referred to as the "Exchange Period."


                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:
                  Certain terms used herein as defined terms are defined in
Article V hereof, unless the context should otherwise require.


                                    ARTICLE I
                              THE WARRANT EXCHANGE

         1.1. Exchange by Holder of Warrants for Shares of Common Stock.

                  1.1.1. Subject to the terms and conditions of this Agreement, the Holder herewith transfers and assigns to the Company the Holder Warrants in exchange for shares of the Common Stock of the Company at the exchange rate of three (3) Warrants for each one (1) share of Common Stock.

                  1.1.2. In order to consummate the foregoing transaction, upon execution of this Agreement, the Holder shall deliver to the Company, at its address set forth in subparagraph 4.3 hereof, (i) this Agreement in duplicate executed on the Signature Page hereof, (ii) the original executed Holder Warrants, and (iii) the executed warrant assignment attached hereto as Addendum A (the "Warrant Assignment").

                  1.1.3. Promptly upon receipt by the Company, but no sooner than the expiration of the Exchange Period, of (i) the execution copies of this Agreement bearing Holder's signature and (ii) the original executed Holder Warrants and executed Warrant Assignment, the Company shall deliver to the Holder (A) an execution copy of this Agreement signed on behalf of the Company and, (B) a certificate for the number of Exchange Shares which the Holder is entitled to receive pursuant to the terms of this Agreement.

         1.2 Treatment of Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock in exchange for the Holder Warrants. If more than one Holder Warrant shall be presented for exchange by the Holder, the number of full shares of Common Stock which shall be issuable upon such exchange shall be computed on the basis of the aggregate number of whole shares of Common Stock issuable in exchange for the Holder Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this paragraph, be issuable in exchange for Holder Warrants, the Company shall pay to the Holder an amount in cash calculated by it to be equal to the closing market price of one share of Common Stock on the last Business Day of the Exchange Period multiplied by such fraction computed to the nearest whole cent.

         1.3 Effect of this Agreement. This Agreement for the exchange of the Holder's Warrants for Exchange Shares shall be binding upon the parties hereto upon return to and execution by the Company at the expiration of the Exchange Period and upon such execution of this Agreement by both parties neither party shall have the right to terminate, revoke or rescind its agreements herein or the exchange of Holder's Warrants for Exchange Shares. Such exchange shall be an unconditional completed transaction irrespective of whether or not the underwritten public offering is completed.

         1.4 Resale Restrictions on Exchange Shares. Holder understands, covenants and agrees that the Exchange Shares issued shall have such restrictions on the resale of those shares as are required under the Securities Act. In effecting resales of such Exchange Shares, such shares will be deemed to be "restricted securities" as defined under Rule 144 and, unless such offer and resale has been registered under the Securities Act, the resale will be subject to the restrictions and limitations of Rule 144. Holder agrees that a legend may be affixed to the certificate for the Exchange Shares issued to Holder and stop transfer instructions can be placed against the transfer of the Exchange Shares in accordance with the foregoing.

                                   ARTICLE II
                          REGISTRATION RIGHTS AGREEMENT

         2.1 Amendment of Registration Rights Agreement. The Company and the Holder are parties to the Registration Rights Agreement. The Company and the Holder agree that Section 1.3 of the Registration Rights Agreement, which section defines the Company's securities the holders of which are entitled to the rights and benefits of the Registration Rights Agreement, is amended by this Agreement to add subsection (ii) thereto, change the number of existing subsection (ii) to (iii), and include references to Exchange Shares in subsections (ii) and (iii) and to read as follows:

                           "1.3 "Registrable Securities" shall mean (i) the Shares; (ii) the Exchange Shares under the terms of the Recapitalization Agreement between the Company and the Purchaser, and (iii) any Common Stock issued or issuable at any time or from time to time in respect of the Shares or Exchange Shares upon a stock split, stock dividend, recapitalization or other similar event involving the Company until such Common Stock is sold pursuant to a Registration Statement or the exemption from registration under Rule 144(k) (or successor Rule) under the Securities Act is available with respect to the Shares or Exchange Shares."

For clarification, it is understood that references to the "Purchaser" in the Registration Rights Agreement refers to the Holder in this Agreement and the Recapitalization Agreement referred to refers to this Agreement.

         2.2 Piggyback Registration. Pursuant to paragraph 2.2.1 of the Registration Rights Agreement, the Company has given written notice to the Holder of its determination to register its securities and Holder acknowledges receipt of written notice thereof. The Company and Holder agree that, notwithstanding anything otherwise contained in the Registration Rights Agreement, the Holder shall have until 6:00 PM Central Time on the last day of the Exchange Period to request the inclusion of its Exchange Shares and Conversion Shares in such registration statement.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1. Company Representations and Warranties. The Company represents and warrants to the Holder as of the date hereof as set forth below:

                  (a) The Company is duly organized and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize or consummate this Agreement. This Agreement has been duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery hereof by the Holder) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity.

                  (b) The execution, delivery and performance by the Company of this Agreement does not and will not contravene, conflict with, constitute a violation or breach of, (i) the organizational documents of the Company, (ii) any laws binding upon or applicable to the Company or by which any of its assets or properties is bound or (iii) any material contract to which the Company is a party or by which any of its assets or properties is bound.

                  (c) The Exchange Shares issued to the Holder pursuant hereto are duly authorized and validly issued, fully paid and non-assessable.

         3.2. Holder's Representations and Warranties. The Holder represents and warrants to the Company as of the date hereof as set forth below:

                  (a) If the Holder is other than a natural person:

                           (i) the Holder is an entity duly organized, validly
                  existing and in good standing under the laws of the jurisdiction under which it was organized and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized by the governing body, if any, of the Holder and no other proceedings on the part of the Holder are necessary to authorize or consummate this Agreement. This Agreement has been duly and validly executed and delivered by the Holder, and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity.

                           (ii) The execution, delivery and performance by the
                  Holder of this Agreement does not and will not contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any lien upon or create in any other person any claim against any of the Holder Warrants, or shares of Common Stock issued or issuable to Holder under the terms of this Agreement, under any of the terms, conditions or provisions of (i) the organizational documents of the Holder,
                  (ii) any laws binding upon or applicable to the Holder or by which any of its assets or properties is bound or (iii) any material contract to which the Holder is a party or by which any of its assets or properties is bound.

                  (b) If the Holder is a natural person:

                           (i) The Holder has the legal capacity to execute,
                  deliver and perform the terms of this Agreement and no other consents or other proceedings on the part of the Holder are necessary to authorize the execution, delivery or performance of this Agreement or consummate this Agreement. This Agreement has been duly and validly executed and delivered by the Holder, and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and of general principles of equity.

                           (ii) The execution, delivery and performance by the
                  Holder of this Agreement does not and will not contravene, conflict with, constitute a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration, loss of a material benefit under or result in the creation or imposition of any lien upon or create in any other person any claim against any of the Holder Notes or Holder Warrants, or shares of Common Stock issued or issuable to Holder under the terms of this Agreement, under any of the terms, conditions or provisions of (i) any laws binding upon or applicable to the Holder or by which any of his or her assets or properties is bound or (ii) any material contract to which the Holder is a party or by which any of its assets or properties is bound.

                  (c) No consent, waiver, approval or action of, filing with or notice to any governmental entity or third party is necessary or required under any of the terms, conditions or provisions of any law or any contract to which the Holder is a party or by which any of its assets or properties is bound for the execution, delivery and performance by the Holder of this Agreement.

                  (d) The Holder is the record and beneficial owner of the Holder Warrants adjacent to the Holder's name on the Holders' Signature Page hereof, free and clear of any liens, claims, rights of others or encumbrances.

                  (e) The sale and transfer of the Holder Warrants to the Company is free and clear of all liens, claims, rights of others and encumbrances.



                                   ARTICLE IV
                                     GENERAL

         4.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware.

         4.2 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. This Agreement, or any provision hereof, may be amended, waived, discharged or terminated only upon the written agreement of the parties hereto.

         4.3 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger including Federal Express or similar courier service, addressed:

                  If to the Holder, at the address set forth on the Holders' Signature Page or at such other address as the Holder shall have furnished to the Company in writing;

                  If to the Company:

                  Black Warrior Wireline Corp.
                  100 Rosecrest,
                  Columbus, MS 39701
                  Attention: William Jenkins, President

or a such other address as the Company shall have furnished to the Holder. Each such notice or other communication shall, for all purposes of this Agreement, be treated as effective upon receipt.

         4.4 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

         4.5 Counterparts. This Agreement may be executed in separate counterparts each of which shall constitute one agreement and shall be binding on the parties.

         4.6 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

         4.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

         4.8 Enforcement of Agreement. Holder acknowledges and agrees that the Company could by damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms. Accordingly, the Holder agrees that, (i) it will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (ii) in addition to any other right or remedy to which the Company may be entitled, at law or in equity, the Company will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

         4.9 Binding on Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Any purported assignment in violation hereof shall be null and void.

         4.10 Holder's Acknowledgement. The Holder acknowledges that the Company now possesses and may hereafter possess certain non-public information concerning the Company and its prospects and proposed transactions beyond the transactions contemplated in this Agreement that may or may not be independently known to the Holder (the "Company Non-Public Information") which information may constitute material information. The Holder agrees to the terms and conditions of this Agreement notwithstanding that it is aware that Company Non-Public Information may exist and that the Company has not disclosed any Company Non-Public Information to Holder or, if such information has been disclosed, it has been disclosed under the terms of a confidentiality agreement. The Holder acknowledges that it is a sophisticated investor and is acting independently with respect to the transactions set forth in this Agreement and that the Company has no obligations to the Holder to disclose such Company Non-Public Information and it has no fiduciary obligations to the Holder. Additionally, the Holder acknowledges that it has adequate information concerning the transactions contemplated in this Agreement, and the business and financial condition of the Company and its prospects, to make an informed decision regarding entering into this Agreement, and it has done so independently and without reliance upon the Company and, based upon such information as the Holder has deemed appropriate, made its own analysis and decision to enter into this Agreement with the Company. Holder may elect to sell its Conversion Shares and Exchange Shares in the proposed underwritten public offering in accordance with the terms of the Registration Rights Agreement. Holder understands and acknowledges that the market value of the Company's shares of Common Stock after the Closing Time of the Underwritten Offering may exceed the price realized by the Holder out of the Net Proceeds of the Underwritten Offering.

                                    ARTICLE V

                                   DEFINITIONS

         "AGREEMENT" is defined in the first paragraph of this Agreement.

         "BUSINESS DAY" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Mississippi.

         "COMMON STOCK" is defined in paragraph A of this Agreement.

         "COMPANY" is defined in the first paragraph of this Agreement.

         "COMPANY NON-PUBLIC INFORMATION" is defined in the paragraph 4.10 of this Agreement.

         "CONVERSION SHARES" is defined in paragraph G(ii) of this Agreement.

         "CONVERTIBLE NOTES" is defined in paragraph C of this Agreement.

         "EXCHANGE PERIOD" is defined in paragraph L of this Agreement.

         "EXCHANGE SHARES" is defined in paragraph G(i) of this Agreement.

         "HOLDER" is defined in the first paragraph of this Agreement.

         "HOLDER WARRANTS" is defined in paragraph H of this Agreement.

         "REGISTRATION RIGHTS AGREEMENT" is defined in paragraph K of this Agreement.

         "WARRANTS" is defined in paragraph E of this Agreement.

         "WARRANT ASSIGNMENT" is defined in paragraph 1.1.2 of this Agreement.

                                 SIGNATURE PAGE

         In Witness Whereof, the Company has executed this Recapitalization Agreement this ________ day of ___________-, 2005.

COMPANY                             BLACK WARRIOR WIRELINE CORP.


                                    By     _________________________________
                                             William L. Jenkins, President

         In Witness Whereof, the Holder has executed this Recapitalization Agreement this ________ day of ____________, 2005.


HOLDER                                               ________________________



                                                     ________________________
                                                     Printed name


HOLDER'S WARRANTS:

1.       (a)      Number of
Warrants is ____________________________
         (b)      ELECTION AND REQUEST TO SELL CONVERSION SHARES AND EXCHANGE
                  SHARES IN UNDERWRITTEN PUBLIC OFFERING IN ACCORDANCE WITH THE
                  TERMS OF THE REGISTRATION RIGHTS AGREEMENT: The above named
                  Holder (CHECK ONE OF THE FOLLOWING):
                  [ ] elects to sell
                  [ ] declines to sell
                  the Conversion Shares and Exchange Shares in the underwritten public offering.

 FAILURE TO MAKE AN ELECTION WILL BE TREATED AS YOUR ELECTION TO NOT INCLUDE
    YOUR CONVERSION SHARES AND EXCHANGE SHARES IN THE UNDERWRITTEN OFFERING.


HOLDER'S ADDRESS IS:   ______________________________

                       ______________________________

                       ______________________________

                                   APPENDIX A
           PROCEDURES TO EXECUTE AND RETURN RECAPITALIZATION AGREEMENT

--------------------------------------------------------------------------------
                      INSTRUCTIONS TO ACCEPT THIS PROPOSAL

   To accept this proposal, you should do the following before 6 PM Central Time on November 7, 2005:

   [ ] Sign the duplicate copies of the enclosed Recapitalization Agreement.
       Make the election and request on the Signature Page to the Agreement whether or not your Conversion Shares and Exchange Shares are to be included in the registration statement intended to be filed by the Company with respect to an underwritten public offering of its shares of Common Stock.

   [ ] Sign the enclosed Warrant Assignment, whereby you transfer your Warrants to us in exchange for shares of Common Stock on a ratio of three
       (3) Warrants for each Exchange Share.

   [ ] Send to us at Black Warrior Wireline Corp., 100 Rosecrest, Columbus, MS
       39701, Attn: Cheryl Hicks by reputable overnight delivery service (e.g. Federal Express) the following:

   1. the signed Recapitalization Agreements (in duplicate), with the Election and Request completed,

   2. your original Warrants that are signed on behalf of Black Warrior, and

   3. the signed Warrant Assignment.

--------------------------------------------------------------------------------
   We will, when we receive the above properly completed and signed documents from you, do the following:

   [ ] Sign both the Recapitalization Agreements and promptly, after the expiration of the Exchange Period, return one fully executed agreement to you at the address specified on the Holders' Signature Page,
   [ ] Send to you the certificates for the Exchange Shares you are entitled to receive, and
   [ ] Send you payment for any fractional interest in Exchange Shares due you upon exchange of your Warrants.

                                                                      ADDENDUM A

                               WARRANT ASSIGNMENT


                  For value received, ___________________________, hereby sells, assigns, and transfers unto Black Warrior Wireline Corp., in accordance with the terms of the Recapitalization Agreement between the Company and the undersigned, the within Warrants, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint Ronald Whitter attorney, to transfer such Warrants on the books of the Company, with full power of substitution.


         Number of Warrants covered by this assignment:
                                                       ----------------


WITNESS:                                    HOLDER:
_________________________           By:
                                            -----------------------------


Date:             ,2005
         --------------